# Share Transfer Agreement

The agreement is signed in Xiangshan Ningbo on January 8, 2009 by the parties as follows:
Party 1: Chen Weiwen
ID card number: 330225196609260614
Address: Shatang Bay Village, 1-76, Shipu , Xiangshan, Zhejiang

Party 2: Ke Guoan
ID card number: 330225196306240632
Address: Xinggang Street, Shuichancheng28, Shipu, Xiangshan, Zhejiang

Party 3: Dalian Xingyuan Marine Fuel Co., Ltd
Address: Dalian Bay Lijia Village, Ganjingzi District, Dalian
Legal representative: An Fengfen

Under the principle of consultation on the basis of equality and reciprocity and mutual benefit, according to the law and regulation of P.R.C, on the issue that Party 1 and Party 2 transfer 63% share of xiang[illegible]an yongshinanlian petroleum Co., Ltd ( short for " company" below) to Party 3, [illegible] parties made an agreement as follows:

## Article 1 Share transfer

1.1 The company is a registered limited liability company founded on the basis of the law of China; on the day that this agreement is signed, Party 1 holds 80% share of the company, Party 2 holds 20%. The registered capital is 30,000,000 yuan rmb.

1.2 To concentrate capitals to operate the main business, Party 1 and Party 2 agree to transfer their share to Party 3. Party 1 transfers 43% share of the company that it holds to Party 3. Party 2 transfers 20% share of the company to paty 3. Party 3 agrees to accept it. After this transfer, this agreement is called co-partnership company. Party 1 holds 37% share of the co-partnership company while Party 3 holds 63%.

## Article 2 Transfer conditions

2.1 All parties agree to the corporate assets is subject to the transfer list that all parties signed. The corporate assets is converted into 24,000,000 yuan rmb. Among which, the company has a loan with amount of 13,000,000 yuan in baotou comercial bank ningbo branch. The assets excluded in the transfer list and all the credit, debt and external guaranty until the day of assets delivery of all parties, if any, except those writen in other agreements, are taken by Party 1 and Party 2, nothing to do with Party. The debt and external guaranty excluded in the transfer list are taken by Party 1 and his family members and Party [illegible] the same time, zhejiang yangpu heavy machinety Co., Ltd offers the suretyship of joint and provides it in writen form.

2.2 Share transfer price is counted in accordance with the corresponding ratio of the company assets. That is to say, the share transfer price that Party 2 should pay is 13,120,000 yuan rmb.

2.3 All the parties agree that: Party 3 pays deposit 2,120,000 yuant to Party 1 and Party 2 on the day that this agreement is signed. The agreement becomes effective. The rest part should be paid up to Party 1 and Party 2 before Januaty 25, 2009. because Party 1 owes the company

13,000,000 yuan, Party 3 can pay 13,000,000 yuan to the shareaccount of co-parntership company orsend the oil product of equivalent value to the company's oil house as the pay-back of Party 1 to the company. By the day that Party paid up the rest money, the 13,000,000 yuan loan from baotou comercial bank ningbo branch becomes the co-partnership company's debt.

Article 3 The statement and guarantee of Party 1 and Party 2

3.1 Party 1 and Party 2 state and guarantee to Party 3 as follows:

3.1.1 Party1 and Party 2 have full capacity for civil conduct to sign and fulfill this agreement and have been authorized by other property sharers.

3.1.2 The signment, pay, and fulfillment of the agreement by Party 1 and Party 2 is legal and effective.

3.1.3 The shareholding of Party 1 and Party 2 is complete and true. Party 1 and Party 2 has the legal ownership on the supposed transfer share. Before this agreement is signed, Party 1 and Party 2 guarantee that he didn't mortgage the supposed transfer share to any other third Party or use it on other purpose. This part of share has no benefit of any other third Party.

3.1.4 Party 1 and Party 2 promise Party 3 to provide all the materials, legal document and other necessary documentation about the company and the supposed transfer share which the share transfer Party and the company shareholder should have. These materials should be complete, true and accurate.

3.1.5 Besides the 13,000,000 yuan loan from baotou commercail bank ningbo branch, the company doesn't carry any debt. If any, it should be taken by Party 1 with his family members and Party 2 pro rata. Zhejiang yangpu heavy machinery Co., Ltd offer surety of joint and provides the letter of guarantee. (attachment 2)

3.2 Party 1 and Party 2 promise the statement and the surety above is true, accurate and complete from the day when this agreement is signed to the day when this agreement is completely fulfilled.

Article 2 the statement and guarantee of Party 3

4.1 Party 3 states and guarantees to Party 1 and Party 2 as follows:

4.1.1 Party 3 is the corporate legal person founded on the basis of law of China whose existence is effective and has the full capacity of civil conduct to sign and fulfill this agreement.

4.1.2 Party 3 has the legal right to sign this agreement and other relevant documents.

4.1.3 With the reasonable requirement of Party 1 and Party 2, Party 3 should provide all the necessary agreement, documents related to this transfer in order to fulfill this agreement.

4.1.4 Party 3 has studied carefully the company's assets. Except the transfer list, Party 3 has no right to ask for any other rights.

4.1.5 Party 3 promise that the capital which is used for this transfer has a legal resource.

4.2 Party 3 promises the statement and the surety above is true, accurate and complete from the day when this agreement is signed to the day when this agreement is completely fulfilled.

Article 5 The fulfillment of the share transfer

5.1 After the signment of this agreement and Party 3 manage to pay 2,120,000 yuan deposit, all

the parties altogether deal with the handing over procedure of the properties which are listed in the asset list while dealing with the handing over procedure of all the seals and licenses of the company and make the handing over staff s confirm by their signature. All the three parties together apply to the commercial administrative office for the registration change of this share transfer. All parties should cooperate with each other. The application should be started after the arrival to the co-partnership company of the first ship of oil product ( around 1000 tons).

5.2 The day when this commercail change of registration, is the end of the share transfer. After that, Party 1 and Party 3 should remit the money in the shareaccount to the co-partnership company, as the property of the co-partnership company.

5.3 The money in the shareaccount and the ownership of the oil product of equivalent value mentioned in 2.3 belong to Party 3 before the transfer is finished and belong to the co-partnership company after this transfer.

Article 6 Fee and tax

6.1 The stamp tax, transfer fee, notarial fee etc related to the share transfer are taken by each Party according to the principles of law and regulation.

Article 7 Confidentiality agreement

7.1 All the parties should treat this agreement and all the details in this share transfer, all the contacts between each other and the documents as secret. Unless for the purpose of fulfilling this transfer, each Party, without the written-form agree of other parties, has no right to expose documents mentioned above to any other parties. But it is permitted to expose these documents to relevant medium agency, financial institut and regulatory office on the purpose of fulfilling this agreement.

Article 8 Responsibility of breach of contrac

8.1 Any Party who violate this agreement should take the responsibility of breach of contract, apply to deposit penalty. That is to say, the Party who paid the deposit has no right to ask for the pay-back of the deposit. The Party who accepted the deposit should double pay back the deposit and compensate the loss.

8.2 If the Party 1 and Party 2's statement and guarantee are not true, accurate and complete, Party 3 has the right to stop the share transfer in this agreement . require Party 1 and Party 2 to pay back the transferred money and ask for the compensation of the total loss.

8.3 if the Party3's statement and guarantee are not true, accurate and complete, Party 1 and Party 2 has the right to stop the share transfer in this agreement , require Party 1 and Party 2 to pay back the transferred money and ask for the compensation of the total loss.

Article 9 The solution of dispute

9.1 The dispute should be solved via friendly talk; if it doesn't work, each of the parties has the right to accuse to the local court.

Article 10 Applicable law

10.1 the law of peope's republic of china.

## Article 11 Irresistable force

It is not taken as the breach of contract when then agreement can't be fulfilled due to the irresistable force. Each Party doesn't have to take responsibllity for it but to take every possiblity to fix it to reduce the loss.

11.2 The Party who met the irresistable force should inform the other Party in written form and within 15 days, show the irresistable force approval issued by the local notary office and the report about the reason why the agreement can't be fulfilled.

11.3 Irresistable force includes: riot, war, unexpected economic disaster, the breaking of transportion or other device, plague, fire, flood, earthquake, hurrcane, tide or other natral disaster and any other event that can't be controled or avoided, including, but not limited, the change national law, regulations, government command.

## Article 12 Severability

12.1 The loss of effectiveness of one Article of this agreement doesn't infulence other Articles. Any Articles that influence the fulfillment of this agreement should be modified on the basis of good faith.

## Article 13 The effectiveness, abortion, modification and completement of the agreement

13.1 This agreement becomes effective on the day when it is signed

13.2 After 1 year of the signment, if the transfer is still not permitted and all parties formed an complemental agreement to prolong this agreement, the expiration date is subject to the complementall agreement.

13.3 This agreement can be modified in written form. And the modification has the same legal force as the orignal one.

## Article 14 Others

14.1 Without the permission of other written-form agree in advance, no Party has the right to transfer the obligations and rights in this agreement to a third Party.

14.2 Party 3 promises, after this transfer, the oil produce sold in zhejian province should be sold by the co-partnership company who is in charge of the retail and wholesale of the products within zhejiang province. Party 3 is forbidden to set sale station in zhejiang province.

14.3 Party 1 and Party 3 together appoint staffs to run this company. Party 1 is in charge of sale. Party 3 is in charge of purchase. Administrative stuffs is mainly taken by Party 1, Party 3 can be the assistant. The general manager deal with the operation formality, annual examination, annual check; balance the relationship between the company and the government, the external contact of sales.

14.5 Financial affairs is charged by both parties countants from both parties deal with the routine financial stuffs. The financial report should be checked by both sides, and each side must provide the explanation when the other side has any question. No Party has the right to use the company's money for its own use.

14.6 The seals of the co-partnership company are kept by both sides.

14.7 The purchase should be done strictly following the purchase list confirmed by both sides. The forms of the list is decided by both sides,goods type, quantity, quality should be included.

The price of the goods can be adjusted in accordance with the sale situation. Both side should talk as possible as they can to ensure the transparency of the purchase price and sale price. The price is set according to the purchase price + fare. The price of blended oil should be in accordance of actural cost. Party 3 should ensure the quality of oil product. No action for private benefit is allowed.

14.8 Party 3 should ensure the supply of goods to the co-partnership company. In details, the co-partnership company makes the order in accordance with the situation of local market and storage. Confirmed by Party 3, Party 3 form the production plan according to the order and fax to the co-partnership company, final decision.

14.9 Credit business should be strictly controled. The time limit of each credit business shouldn't be more than 7 days. Those credit business more than 7 days should be guaranteed by Party 1. and the total amount should be within 3 million rmb.

14.10 Benefit and loss are shared by both sides. The distribution of benefit is as follows: if the amount of sale is less than 40000 tons, the benefit should be distributed according to the proportion of shareholding. If more than 40000 tons ( include 40000 tons) but less than 50000 tons, the proportion of Party 1 is increased to 40%. If more than 50000 tons (include 50000 tons), the proportion of Party 1 is increased to 50%. Before March of the next year, both side check the benefits of last year together, and distribute in accordance with the proportion mentioned above.

14.11 Party 3 promise, Party 1 has the right to require Party 1 to buy 37% of the company held by Party 1 two years after the foundation of the co-partnership company, with the price of original assets price 24,000,000 yuan rmb plus the total amount for extension. Party 3 should finish the purchase within 30 days after the Party 1 proposes the requist. If exceed the time limit, 1‰ each day for the breach of the contract.

14.12 Any action violating the Articles in this agreement by both sides should pay an amount of 2% of the turnover of that year of the co-partnership company to the other side. And compensate the loss of the obervant Party within 10 days after the end of that year, the observant Party proposes the requist. f exceed the time limit, 1‰ each day for the breach of the contract.

14.13 Annoucement: all the contacts related to this agreement should be sent via letters, fax or telegramme etc to the addresses below:

Party 1: Chen Weiwen
Address: hai xian street 7 northern wall , shipu, ningbo, zhenjiang
Tel: 0574-65966720
Fax:0574-65966721

Party 2: Ke Guoan
Adress: yugangnan road 291-292, shipu, ningbo, zhejiang
Tel: 0574-65982729
Fax: 0574-65982729

Party 3: An Fengfen
Adress: binshouyuan 1 ,binhaixi road 20, xigang district, dalian
Tel: 0411-83604683

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Fax: 0411-83604683

If there's any change of the address, other parties should be informed in written form within 7 days.

14.14 8 copies of this agreement. Two for each Party. Two for approval and record.